                                                                  Execution Copy
                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of May 27, 1992, by and between The John Nuveen Company, a Delaware corporation (the "Corporation"), and Timothy R. Schwertfeger (the "Executive").

         IN CONSIDERATION OF the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive agree as follows:

         1. Employment. The Corporation shall employ the Executive, and the Executive agrees to serve as an executive of the Corporation, during the Employment Period (as hereinafter defined), in such capacities and upon such conditions as are hereinafter set forth.

         2.  Definitions.

         (a) "Nuveen Incentive Plan" shall mean the Nuveen 1992 Special Incentive Plan, effective as of April 13, 1992.

         (b) "Bonus Plan" shall mean the Nuveen Annual Cash Bonus Plan, effective as of April l, 1992.

         (c) "Cause" shall mean (i) the willful engaging by the Executive in conduct which the Executive knows, or has substantial reason to believe, is illegal to the extent of a felony violation (or the equivalent seriousness under laws other than those of the United States) and which has effects on the Corporation or the Executive materially injurious to the Corporation; (ii) any act or acts of serious dishonesty or gross misconduct which result in material damage to the Corporation or its business or reputation or which the Board of Directors of the Corporation reasonably determines do materially and adversely affect the value, reliability or performance of the Executive to the Corporation; (iii) the willful and continued failure by the Executive to perform his obligations under this Agreement (which may include any sustained and unexcused absence of the Executive from the performance of his duties under this Agreement, which absence has not been certified in writing as due to physical or mental illness or Disability), after a written demand for performance has been delivered to the Executive by the Board of Directors identifying the manner in which the Executive has failed to substantially perform his duties. For purpose of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, in bad faith and without reasonable belief that such action or omission was in, or not opposed to, the best interests of the Corporation. Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated with Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire Board of Directors of the Corporation at a meeting of the Board called and held after reasonable notice to the Executive and at which the Executive has had an opportunity, together with his counsel, to be heard before such Board, finding that in the good faith opinion of such Board, the Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

         (d)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (e)  "Constructive Termination" shall mean:

         (i) without the written consent of the Executive, (A) the assignment to the Executive of any duties materially inconsistent with the Executive's position, authority or responsibilities as contemplated by Section 4 of this Agreement, (B) any other substantial adverse change in such position, including titles, authority or responsibilities, (C) requiring the Executive to be based at any office or location other than that at which the Executive is based on the date of this Agreement, or (D) requiring the Executive to retire before reaching age 65;

         (ii) any failure by the Corporation to comply with the provisions of this Agreement, other than an immaterial or inadvertent failure which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive; or

                 (iii) the failure by the Corporation to obtain the agreement of a successor to perform this Agreement as contemplated by Section 13(b), provided that the successor has been given written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation's responsibilities under this Agreement during a period of 10 business days after receipt of such notice.

            (f)  "Deferred Bonus Plan" shall mean the Nuveen
Deferred Bonus Plan.

            (g) "Disability" shall mean the absence (other than an approved leave of absence) of the Executive from the full-time performance of the services required by this Agreement due to a physical or mental impairment, as certified in writing by a physician selected by the Executive and reasonably acceptable to the Corporation, which absence continues for one hundred twenty (120) consecutive days or for one hundred eighty (180) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days.

            (h) "Public Offering" shall mean the sale to the public by St. Paul on or about May _, 1992 of up to 9,200,000 shares of Class A Common Stock of the Corporation.

            (i) "Retirement" shall mean the retirement of the Executive from employment with the Corporation upon reaching age 65 or at an earlier date with the approval of the Board of Directors.

            (j) "St. Paul" shall mean The St. Paul Companies, Inc., a Minnesota corporation.

            3. Employment Period. The "Employment Period" shall be the period commencing May 27, 1992, and ending on May 27, 1997.

            4.  Position and Duties.

            (a)  No Reduction in Position.  During the Employment
Period, the Executive's position (including titles), authority and responsibilities (including, without limita tion, reporting authority and responsibility) shall be at least commensurate with the position of Executive Vice President. The duties of the Executive shall be as assigned by the Chief Executive Officer of the Corporation from time to time. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that the Executive is transferred to a position with an affiliated company or a successor shall have acquired all or substantially all of the business and/or assets of the Corporation as contemplated by Section 13(b) of this Agreement, provided that, in either case, the Executive shall continue to have a position and authority and responsibilities and compensation opportunity with respect to such affiliated company or successor substantially corresponding to that of the Executive with respect to the Corporation prior to such transfer or acquisition. As used in this Agreement, the term "affiliated company means any company controlling, controlled by, or under common control with the Corporation.

         (b) Business Time. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, except for

                 (i) time spent in managing the Executive's personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case if and to the extent such activities do not conflict in any material manner with the performance of such responsibilities, and

                 (ii) periods of vacation and sick leave to which the Executive is entitled in accordance with the Corporation's standard policies for its senior executive officers.

It is expressly understood and agreed that the Executive's continuing to serve on any boards or committees on which he was serving or with which he was otherwise associated immediately preceding the date of this Agreement shall be deemed not to interfere with the performance of the Executive's services to the Corporation.

                 (c) Location of Employment. Except in connection with travel reasonably required of the Executive in the performance of his duties and responsibilities, the Corporation shall not, without the Executive's consent, require the Executive to be based at any office or location other than that at which the Executive is based on the date of this Agreement.

         5.  Compensation.

         (a) Base Salary. During the Employment Period, the Executive shall receive a base salary (the "Base Salary"), payable in equal installments on the 15th day and the last day of each month, at an annual rate of $250,000. The Corporation shall review the Base Salary annually and in light of such review may, in the discretion of the Board of Directors of the Corporation (but shall not be obligated to) increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, increases in compensation of other executives with comparable responsibilities, the performance of the Executive and other pertinent factors, including any other forms of compensation to which the Executive is then entitled under the executive compensation plans and programs of the Corporation, and such adjusted Base Salary shall then constitute the "Base Salary" for purposes of this Agreement.

         (b) Annual Bonus. In addition to the Base Salary, the Executive shall be granted for each fiscal year of the Corporation ending during the Employment Period the opportunity to earn an annual bonus ("Annual Bonus") in accordance with the terms and conditions of the Corporation's Bonus Plan. If the Executive is eligible to do so under the Deferred Bonus Plan, the Executive may defer all or any portion of the Annual Bonus in accordance with the terms and conditions of the Deferred Bonus Plan.

         (c) Executive Compensation Plans. In addition to the Base
Salary and Annual Bonus payable as hereinabove provided, during the Employment Period, the Executive shall (subject to the terms and conditions of such plans and programs as they may be in effect from time to time) be eligible to participate in all executive compensation plans and programs of the Corporation, including, without limitation, the Nuveen Incentive Plan and any other incentive compensation or equity based compensation plan or program.

         (d)  Benefit Plans.  During the Employment Period, the
Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or be covered under all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs made available to executives of the Corporation and its affiliated companies (at the most favorable level of participation and providing highest levels of benefits available to the Executive) as in effect (i) on the date hereof, or (ii) if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives with comparable responsibilities.

         (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in connection with the Corporation's business (including, without limitation, all travel expenses incurred in connection with the Corporation's business and monthly fees for approved club memberships) in accordance with the policies and procedures of the Corporation as in effect (i) on the date hereof, or (ii) if more favorable to the Executive, as in effect at any time thereafter with respect to the Executive or other executives with comparable responsibilities.

         (f) Vacation and Fringe Benefits.  During the Employment
Period, the Executive shall be entitled to paid vacation in accordance with the Corporation's standard policy for its senior executive officers and fringe benefits in accordance with the policies of the Corporation as in effect (i) on the date hereof, or (ii) if more favorable to the Executive, as in effect at any time thereafter with respect to Executive or other executives with comparable responsibilities.

         (g) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and location and with furnishings and other appointments, and to secretarial and other assistance, at least as favorable as that provided to the Executive (i) on the date hereof, or (ii) if more favorable to the Executive, as provided at any time thereafter with respect to the Executive or other executives with comparable responsibilities.

         6.  Termination.

         (a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Executive's death or Retirement. In the event of the Executive's Disability, the Corporation may terminate this Agreement by giving the Executive written notice of its intention to terminate his employment, whereupon this Agreement shall terminate on the 3Oth day after the Executive's receipt of such notice unless, within 30 days after receipt of such notice, the Executive shall have returned to the full-time performance of his duties.

         (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than 30 days' written notice to the Corporation, voluntarily terminate his employment for any reason, provided that any termination by the Executive pursuant to Section 6(d) on account of Constructive Termination or on account of Retirement under
Section 6(a) shall not be treated as a voluntary termination for purposes of this Agreement.

         (c) Cause. The Corporation may terminate the Executive's employment for Cause.

         (d) Constructive Termination. The Executive may terminate his employment for Constructive Termination.

         (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(f). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within ninety (90) days of the Corporation's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Constructive Termination, within ninety (90) days of the Executive's having actual knowledge of the events giving rise to such termination, and which in either case (i) indicates the specific termination provision of this Agreement relied upon, and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive to set forth in the Notice of Termination all facts and circumstances which contribute to a showing of Constructive Termination shall not waive or prejudice any right of the Executive hereunder or preclude the Executive from asserting any such fact or circumstance in enforcing his rights hereunder.

         (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination on account of Disability, the 30th day after the Executive receives the Corporation's notice of termination, (ii) in the case of the Executive's death, Retirement or voluntary termination, the actual date on which the Executive's employment terminates during the Employment Period, and (iii) in the case of a termination by the Corporation for Cause or by the Executive for Constructive Termination, the date of receipt of the Notice of Termination by the other party.


         7.  Obligations of the Corporation upon Termination.

         Upon termination of this Agreement the Corporation shall have the following obligations (including, where applicable, the obligation to pay the cost of all benefits provided to the Executive and the Executive's family under this Section 7, and under any then-existing employee benefit plan of the Corporation in which the Executive was participating, except for contractual employee contributions required under any such plan in which the Executive participates).

         (a) Death, Disability or Retirement. If this Agreement is terminated during the Employment Period by reason of the Executive's death, Disability or Retirement, the Corporation shall pay or provide to the Executive or his legal representatives the following and (except as provided in Sections 10, 11 and 13 hereof) shall have no further obligations to the Executive or his legal representatives under this Agreement:

                 (i) the Base Salary otherwise payable under Section 5(a) through the Date of Termination;

                 (ii) a prorated portion of the Annual Bonus for the current fiscal year (taking into account the nature of the Executive's responsibility and the level of the Executive's bonus participation in the preceding fiscal year), based on the number of days in the current fiscal year of the Corporation preceding the Date of Termination (the "Pro-rated Bonus Obligation");

                 (iii) any Annual Bonus owed by the Corporation to the Executive for the previous fiscal year but not yet paid and any compensation previously deferred by the Executive under the Deferred Bonus Plan or otherwise (together with any accrued earnings thereon) and not yet paid by the Corporation to the Executive;

                 (iv) any accrued vacation pay for the current year not yet paid by the Corporation to the Executive; and

                 (v) any other amounts or benefits owing to the Executive or to the Executive's beneficiaries in the event of the Executive's death, Disability or Retirement, as the case may be, under the then applicable employee benefit and executive compensation plans and policies of the Corporation, including, without limitation, the full and immediate vesting of all outstanding and previously unvested awards made to the Executive under the Nuveen Incentive Plan as of the Date of Termination.


The Pro-rated Bonus Obligation shall be paid to the Executive or his legal representatives as soon as practicable after the close of the fiscal year in which the Date of Termination occurs. Notwithstanding anything in this Agreement to the contrary, (A) in the event of the termination of the Executive's employment because of his death, the Executive's family shall be entitled to receive the most favorable level of benefits available to surviving families of executives of the Corporation and its affiliates with comparable responsibilities under the Corporation's plans, programs and policies relating to family death benefits, if any, in effect on the date hereof, or, if more favorable to the Executive and/or the Executive's family, as in effect on the date of the Executive's death; and (B) in the event of the termination of the Executive's employment because of his Disability, the Executive and the Executive's family shall be entitled to receive the most favorable level of disability and other benefits available to executives with comparable responsibilities and their families in accordance with the plans, programs and policies maintained by the Corporation or its affiliates relating to disability (i) on the date hereof, or (ii) if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter. In addition, in the event of the termination of the Executive's employment because of his Disability, the Executive, the Executive's spouse and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan) shall be entitled, after the Date of Termination until the date the Employment Period otherwise would have terminated, to continue to participate in or be covered under the benefit plans and programs referred to in Section 5(d) or, at the Corporation's option, to receive equivalent benefits by alternate means, at least equal to those provided in accordance with Section 5(d).

         (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause as provided in
Section 6(c) or voluntarily terminated by Executive as provided in Section 6(b), the Corporation shall pay the Executive the following and (except as provided under Section 11 hereof) shall have no further obligations to the Executive under this Agreement:

         (i) the Base Salary otherwise payable under Section 5(a) through the Date of Termination;

                (ii) any Annual Bonus owed by the Corporation to the Executive for the previous fiscal year but not yet paid and any compensation previously deferred by the Executive under the Deferred Bonus Plan or otherwise (together with any accrued earnings thereon) and not yet paid by the Corporation to the Executive; and

                (iii) any accrued vacation pay for the current year not yet paid by the Corporation. Notwithstanding anything herein or in any other plan or agreement of the Corporation to the contrary, in the event of a termination by the Corporation for Cause or a voluntary termination by the Executive, the Executive shall forfeit the Annual Bonus for the fiscal year in which the Executive's termination of employment occurs and any and all interest in any outstanding awards made to the Executive under the Nuveen Incentive Plan which, as of the Date of Termination, have not otherwise fully vested.

                        (c) Termination by the Corporation other than for Cause or disability (and other than by reason of the Executive's death or Retirement); Termination by the Executive for Constructive Termination. If, during the Employment Period, the Corporation terminates the Executive's employment other than for Cause or Disability (and other than by reason of the Executive's death or

Retirement), or the Executive terminates his employment for Constructive Termination, the Corporation shall pay or provide to the Executive the following:

                (i) Cash Payment. The Corporation shall pay to the Executive in a lump sum in cash within l5 days after the Date of Termination the aggregate of the following amounts:

                     (A) the Base Salary otherwise payable under Section 5(a) through the Date of Termination;

                     (B) an amount equal to the product of (x) the average Annual Bonus paid to the Executive in the last three
                 (3) full fiscal years of the Corporation preceding the Date of Termination (including fiscal years prior to the effective date of this Agreement), multiplied by (y) a fraction, the numerator of which equals the number of days in the current fiscal year of the Corporation preceding the Date of Termination, and the denominator of which is 365;

                     (C) a lump-sum severance payment equal to (1) one-year's Base Salary at the rate in effect under
                 Section 5(a) on the Date of Termination, plus (2) an amount equal to the average of the Annual Bonuses paid to the Executive in the last three full fiscal years of the Corporation preceding the Date of Termination (including fiscal years prior to the effective date of this Agreement); provided, however, that if the number of months otherwise remaining in the Employment Period (as defined in Section 3 hereof) on the Date of Termination is less than twelve, such lump-sum severance payment shall not exceed (x) the sum of the amounts specified in clauses
                     (1) and (2) above, multiplied by (y) a fraction, the numerator of which is the number of months otherwise remaining in the Employment Period and the denominator of which is twelve; and

                            (D) any Annual Bonus owed by the Corporation to the Executive for the previous fiscal year but not yet paid and any compensation previously deferred by the Executive under the Deferred Bonus Plan or otherwise (together with any accrued earnings thereon) and not yet paid by the Corporation to the Executive.

                        (ii) Benefits Continuation. For the period from the Date of Termination to the date the Employment Period otherwise would have ended under Section 3 hereof, the Corporation shall provide for the Executive, the Executive's spouse and their eligible dependents (as defined in the applicable plan), as the case may be, the benefits under the plans and programs referred to in Section
                     5(d) on the same terms as described in Section 5(d) or, at the Corporation's option, equivalent benefits by alternate means at least equal to those described in
                     Section 5(d); provided, however, that all rights under this Section 7(d)(ii) shall cease immediately upon Executive's violation of his obligations under Section 12(b).

                          (iii)  Vesting of Outstanding Awards.
                     Notwithstanding any other provision herein or in any other plan or agreement of the Corporation to the contrary, all outstanding awards made to the Executive under the Nuveen Incentive Plan as of the Date of Termination (including, without limitation, awards of Restricted Stock, Deferred Units, Non-Qualified Stock Options and Dividend Equivalents, as such terms are defined in the Nuveen Incentive Plan) which, as of the Date of Termination, have not fully vested or are otherwise subject to any restriction or risk of forfeiture shall immediately and irrevocably vest and all restrictions on such awards shall lapse; and, in the case of Deferred Units or any other award payable in cash, shall forthwith be paid over to the Executive, with interest accrued to the Date of Termination.

Subject to the performance of its obligations under this Section 7(c), the Corporation shall have no further obligations to the Executive under this Agreement in respect of any termination by the Executive for Constructive Termination or by the Corporation other than for Cause or Disability, except to the extent expressly provided under Sections 10, 11 and 13 hereof or under any of the plans referred to in Section 5(c) or 5(d) hereof.

         (d) Time and Manner of Payment. Except as otherwise expressly provided in this Agreement, all cash amounts owed by the Corporation in accordance with the provisions of this Section 7 shall be paid in a lump-sum payment within 30 days of the Date of Termination, and all other amounts and benefits owed by the Corporation shall be paid or distributed to the Executive in the manner specified under the applicable compensation plan or benefit plan or policy.

         8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies for which the Executive may qualify. All amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.


              9. Full Settlement. Except as contemplated by Section 7(d)(ii) and Section 12(b), the Corporation's obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment in mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall in good faith give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall be deemed to continue in good standing as if the Notice of Termination had not been given.


              10. Gross-Up Payment. (a) In the event that (i) the Executive's employment is terminated by the Corporation other than for Cause or Disability or by the Executive for Constructive Termination, or (ii) a Change in Control (as defined in the Nuveen Incentive Plan) occurs, and, in connection with either event, any payment or other benefit
         (including, without limitation, the vesting of an option or other non-cash benefit or property) paid or provided to the Executive by the Corporation (whether pursuant to the terms of this Agreement (other than this Section 10) or any other plan, arrangement or agreement with the Corporation or any affiliated company) (a "Payment") is subject to the tax (the "Excise Tax") imposed by section 4999 of the Code (or any similar tax that may be imposed, including any similar state or local tax), the Corporation shall pay to the Executive no later than 10 days after receiving notice from the Executive and at least 30 days before the due date (without regard to any extensions thereof) for payment of the Excise Tax, an additional amount (a "Gross-Up Payment") which, when added to the Payment and reduced by the sum of (x) the amount of the Excise Tax imposed on both the Payment and the Gross-Up Payment and (y) the amount of all federal, state and local income taxes imposed on the Gross-Up Payment at the maximum marginal rates then in effect, results in the receipt by the Executive of an amount equal to the amount of the Payment.

                (b) In the event that the Executive's actual Excise Tax liability in connection with any Payment or Gross-Up Payment is subsequently determined to be less than the amount of Excise Tax for which the Corporation has made a Gross-Up Payment pursuant to paragraph (a), the Executive shall repay to the Corporation, at the time the amount of the Executive's actual Excise Tax liability is finally determined, the amount of the Gross-Up Payment attributable to such overpayment, plus interest on the amount of such overpayment at the prime rate of interest as reported by The First National Bank of Chicago or a comparable bank. In the event that the Executive's actual Excise Tax liability in connection with any Payment or Gross-Up Payment is subsequently determined to be greater than the amount of Excise Tax for which the Corporation has made a Gross-Up Payment pursuant to paragraph (a), the Corporation shall make an additional Gross-Up Payment in respect of such underpayment (and in respect of any interest and penalties payable by the Executive with respect to such underpayment) at the time the amount of the Executive's actual Excise Tax liability is finally determined and paid.

              11. Legal Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Corporation shall pay all reasonable attorney's fees and expenses incurred by the Executive in pursuing such claim, provided that Executive is successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement.

              12.  Special Obligations of the Executive.

              (a) Proprietary Information. Except while employed by the Corporation or its affiliates and in accordance with the performance of his duties as such employee, at no time shall the Executive, directly or indirectly, make use of or disclose or divulge to any third party any information or data of a proprietary, confidential or secret nature concerning the Corporation and its affiliates, or their business or affairs or the business or affairs of their clients or customers or others with whom the Corporation or its affiliates have business relationships.


                (b) Noncompetition. During the Employment Period and for a period of two (2) years following the date of termination of the Executive's employment with the Corporation, the Executive (i) shall not engage or aid others to engage, directly or indirectly, in any activities with respect to, or have an interest exceeding 1% of the total equity interest in, a business similar to or competitive with any business of the Corporation or any of its subsidiaries or controlled affiliates within the geographical area in which they conduct business, and (ii) shall not directly or indirectly solicit any employees of the Corporation or an affiliated company to leave their employment; provided, however, that the prohibition specified in clause (i) shall not apply if the Executive's employment is terminated by the Executive on account of Constructive Termination or by the Corporation other than for Cause or Disability. In the event that this Section 12(b) is determined to be unenforceable in part, it shall be construed to be enforceable as permitted by law.

                   (c)  The Executive acknowledges that any breach of either
         Section 12(a) or 12(b) of this Agreement will cause the Corporation irreparable harm for which there is no adequate remedy at law, and, as a result, the Corporation shall be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief restraining the Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Corporation may have at law or in equity.


                   (d) Resignation of Offices. Upon termination of employment for any reason, the Executive shall immediately resign from all directorships and officerships held in the Corporation and any company affiliated with the Corporation, including, without limitation, investment companies for which the Corporation or any of its affiliates acts as an investment advisor.

                   13.  Successors.
                   (a) This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

                (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

              14.  Miscellaneous.
              (a) Except to the extent that the terms of this Agreement confer benefits that are more favorable to the Executive than are available under any other employee benefit or executive compensation plan of the Corporation in which the Executive is a participant, the Executive's rights under any such employee (including executive) benefit plan or executive compensation plan shall be determined in accordance with the terms of such plan (as it may be modified or added to by the Corporation from time to time).

              (b) In the event of any inconsistency between the terms of this Agreement and the terms of any other employee benefit or executive compensation plan or program of the Corporation in which the Executive is a participant, the terms of this Agreement shall govern, except to the extent that the terms of such other plan or program are more favorable to the Executive.

                (c) This Agreement constitutes the entire understanding between the Executive and the Corporation relating to employment of the Executive by the Corporation and its subsidiaries and supersedes and cancels all prior agreements and understandings with respect to the subject matter of this Agreement and such other written agreements. The Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Executive under such prior agreements and understandings.


                (d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

                (e) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                (f) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



                If to the Executive:     at the address listed on the last page
                                         hereof

                If to the Corporation:   its general counsel at the corporate
                                         headquarters address of the
                                         Corporation

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                (g) Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                (h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                (i) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                   IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.



ATTEST                                          THE JOHN NUVEEN COMPANY



                                                BY
- ------------------------------                    ---------------------
Secretary                                       Title:  President
(Seal)


                                                EXECUTIVE:


                                                -----------------------



                                                Address:

                                                175 E. Delaware
                                                ------------------------
                                                Chicago, Illinois  60611
                                                ------------------------